EXHIBIT 99.1



                         Berkovits, Lago & Company, LLP
                           8211 West Broward Boulevard
                                    Suite 340
                            Ft. Lauderdale, Florida 33324





Gentlemen,


     We are unable to complete the audit of the financial statements of Life Energy & Technology Holdings, Inc., as of May 31, 2003 in time for the Company's Form 10-KSB to be filed timely, due to unforeseen circumstances, but expect to complete by the date of the extension.



Very truly yours,


/s/ Berkovits, Lago & Company, LLP

Berkovits, Lago & Company, LLP
Ft. Lauderdale, FL

August 28, 2003